NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Marcel Martin Chief Financial Officer and Vice President of Finance Haynes International, Inc. 765-456-6129

Haynes and TIMET Announce Long-Term Conversion Agreement for Flat Products

Kokomo, Indiana and Dallas, Texas, November 20, 2006 — Haynes International, Inc. ("Haynes") (OTC: HYNI.PK) and Titanium Metals Corporation ("TIMET") (NYSE: TIE) today announced that the companies have entered into a long term agreement under which Haynes will process titanium metal for TIMET into a variety of flat products, including plate and sheet, on Haynes' 4-High Steckel Rolling mill located at Haynes' facilities in Kokomo, Indiana. Under the agreement, TIMET agreed to pay $50 million to Haynes in exchange for Haynes' commitment to provide capacity to TIMET to process up to 10 million pounds of titanium per year on Haynes' 4-High Steckel Rolling mill for a period of 20 years with an option to increase the annual volume to 20 million pounds per year, subject to TIMET's agreement to provide financing necessary to fund capital expenditures necessary to achieve such increased process volumes. In addition to the up-front fee, TIMET will pay Haynes for its processing services during the term of the agreement and will sell certain quantities of titanium metal to Haynes.

Haynes' 4-High Steckel Rolling mill is well suited for rolling of titanium flat products and is capable of rolling plate and sheet up to 72" wide. An integrated computer control system supports the 4-High Steckel Mill and five re-heat furnaces.

Steven L. Watson, TIMET's Vice Chairman and Chief Executive Officer, said, "This agreement is the culmination of several years of cooperative effort between the operating management teams of TIMET and Haynes in developing procedures and qualifications for processing titanium flat products utilizing Haynes 4-High Steckel Rolling mill capabilities. This agreement provides TIMET with a long-term secure source for processing these types of products, resulting in a significant increase in our existing mill product conversion capabilities which will allow us to in turn provide certainty to our customers of our long-term ability to meet their needs. It also enhances utilization of existing process capacity, which allows both companies to deploy their capital resources in a more efficient manner. We look forward to a long-term mutually beneficial relationship with Haynes in this agreement and will continue to explore similar opportunities in other manufacturing processes."

Francis Petro, President and Chief Executive Officer of Haynes, said, "We are very pleased to enter into this agreement with TIMET. This agreement enables Haynes to monetize a portion of our excess mill capacity, while providing TIMET with the benefit of our considerable expertise and experience in rolling flat products. We look forward to working with TIMET under these new long-term arrangements. With the conclusion of this transaction we will now turn our attention to other aspects of our plans to enhance shareholder value, including a review of our existing capital structure and pursuit of a listing of our common stock on the NASDAQ National Market."

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information and involve risks and uncertainties, including but not limited to, the cyclicality of the commercial aerospace industry, future global economic conditions, global productive capacity, competitive products and other risks and uncertainties included in the Company's filings with the Securities and Exchange Commission.

TIMET, headquartered in Dallas, Texas, is a leading worldwide producer of titanium metal products. Information on TIMET is available on its website at www.timet.com.

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high performance alloys, primarily for use in the aerospace and chemical processing industries. Information on Haynes is available on its website at www.haynesintl.com.

Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, particularly under the "Outlook" section above. When used in this news release, the words "believes," "anticipates," "expects," "plans" and similar expressions are intended to identify forward-looking statements. Although the Company believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, such forward-looking statements are subject to a number of risks and uncertainties, and the Company can provide no assurances that such plans, intentions or expectations will be achieved. Many of these risks are discussed in detail in the Company's filings with the Securities and Exchange Commission, in particular in its registration statement on Form S-1, Registration No. 333-124977. You should carefully read these risk factors.

All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and the Company does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

It is not possible to anticipate and list all risks and uncertainties that my affect the future operations or financial performance of the company; however, they include, but are not limited to, the following:

•	general economic and competitive conditions in the markets in which the Company operates;
•	the cyclical nature of the metals business;
•	fluctuations in the cost of the Company's primary raw materials;
•	the Company's ability to raise selling prices in order to recover increases in raw material costs;
•	the Company's ability to continually successfully develop proprietary products; and
•	unanticipated plant outages, equipment failures or labor difficulties.